Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR THE FIRST QUARTER OF FISCAL YEAR 2009

FOREST CITY, IOWA, December 18, 2008 – Winnebago Industries, Inc. (NYSE:WGO), the nation’s top-selling motor home manufacturer, today reported financial results for the Company’s first quarter of fiscal year 2009 ended November 29, 2008.

Revenues for the 13-week quarter were $69.4 million, a decrease of 67.7 percent, versus revenues of $215.1 million for the 14-week first quarter last year. The Company reported an operating loss of $16.9 million for the first quarter of fiscal 2009 versus operating income of $13.6 million for the first quarter of fiscal 2008. Net loss for the first quarter was $9.6 million versus net income of $10.0 million for the first quarter of fiscal 2008. On a diluted per share basis, the Company had a net loss of 33 cents for the first quarter of fiscal 2009, versus net income of 34 cents for the first quarter last year.

The first quarter of fiscal 2009 was negatively impacted by the continued decline in motor home delivery volumes, increased incentives at the wholesale and retail levels and a less favorable mix of products sold. In turn, lower motor home volume resulted in inefficiencies due to reduced utilization of manufacturing facilities. However, during the first quarter, the Company benefited from a reduction in inventories of $27.3 million, which contributed to a 61.1 percent increase in cash and cash equivalents to $28.8 million as of November 29, 2008. Additional cash has been provided from the sale at par of $5.4 million of auction rate securities in December following the end of the quarter, now classified as short term investments.

"Current market conditions remain extremely challenging due to the overall decline in the general economy, and a declining housing market and stock market, which continue to erode the American consumer’s sense of wealth,” said Winnebago Industries’ Chairman, CEO and President Bob Olson. “Additionally, the availability and terms of financing at both the wholesale and retail levels are a significant concern. Industry-wide dealer inventories continue to be adjusted downward by lower retail demand. In spite of these difficult challenges, we continue to focus on new product development. At the Annual National RV Trade Show held in Louisville, KY earlier this month, we once again demonstrated our leadership in innovation with the introduction of the exciting new Winnebago Via which was named “Best of Show” by RVBusiness magazine. The new Via and the Itasca Reyo, which we will be building in the coming year, are the industry’s first Class A motor homes built on the Dodge Sprinter chassis. We also introduced several new floorplans as well as two other concept vehicles. The concept vehicles include a Winnebago Adventurer Hybrid, the Company’s first hybrid and the first hybrid motor home to feature an Auxiliary Power Generation unit, as well as a new Itasca Sunstar 32K front engine diesel motor home. The new Via, Adventurer Hybrid and Sunstar 32K all feature superior fuel economy. We were also honored to receive the Quality Circle Award for our Winnebago and Itasca brands from the Recreation Vehicle Dealers’ Association for the 13th consecutive year at the show.”

“While we are pleased with the reception of our new products,” said Olson, “we anticipate continued softness in motor home sales, particularly during our seasonally slow second quarter. Statistical Surveys, the retail reporting service for the RV industry, has reported a decline in retail motor home sales of 48.0 percent for the month of October and 39.5 percent calendar year to date through October 2008 as compared to last year. We continue to lead the industry in retail sales of Class A and Class C motor homes combined with our Winnebago and Itasca brands garnering 18.6 percent of the market calendar year to date through October.”

Olson continued, “Our Winnebago, Itasca and ERA dealer partners’ have a combined total inventory of 3,269 motor homes as of November 29, 2008, a 34.3 percent reduction compared with the high of 4,978 motor homes in inventory at the end of fiscal 2004, and a 25.1 percent reduction as compared to dealer inventory at the end of the first quarter of fiscal 2008. I believe once dealers have reduced their inventory levels to more closely match retail demand, we will experience an increase in deliveries through the replacement of retailed units.”

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, December 18, 2008. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is the nation’s top-selling manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, availability and price of fuel, a further slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Thirteen Weeks Ended November 29, 2008		Fourteen Weeks Ended December 1, 2007
		%		%
Net revenues	$69,398	100.0	$215,142	100.0
Cost of goods sold	78,292	112.8	189,502	88.1
Gross (deficit) profit	(8,894)	(12.8)	25,640	11.9
Operating expenses
Selling	3,665	5.3	5,605	2.6
General and administrative	4,331	6.2	6,451	3.0
Total operating expenses	7,996	11.5	12,056	5.6
Operating (loss) income	(16,890)	(24.3)	13,584	6.3
Financial income	524	0.7	1,240	0.6
(Loss) income before income taxes	(16,366)	(23.6)	14,824	6.9
(Credit) provision for taxes	(6,770)	(9.8)	4,862	2.3
Net (loss) income	$(9,596)	(13.8)	$9,962	4.6
(Loss) income per common share:
Basic	$(0.33)		$0.34
Diluted	$(0.33)		$0.34
Weighted average common shares outstanding
Basic	29,027		29,352
Diluted	29,039		29,440

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	Nov. 29, 2008	Aug. 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$28,765	$17,851
Short-term investments	5,400	3,100
Receivables, net	4,648	9,426
Inventories	83,294	110,596
Income taxes receivable	11,232	6,618
Prepaid and other	13,632	15,290
Total current assets	146,971	162,881

Property and equipment, net	38,633	40,097
Long-term investments, less impairments	32,750	37,538
Deferred income taxes	29,033	26,862
Investment in life insurance	22,280	22,123
Other assets	12,848	15,954
Total assets	$282,515	$305,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,997	$15,631
Income taxes payable	20	76
Accrued expenses	34,039	38,626
Total current liabilities	45,056	54,333
Long-term liabilities:
Unrecognized long-term tax benefit	9,282	9,469
Postretirement health care and deferred compensation benefits, net of current portion	64,193	67,729
Total long-term liabilities	73,475	77,198

Stockholders’ equity	163,984	173,924
Total liabilities and stockholders’ equity	$282,515	$305,455

Winnebago Industries, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended Nov. 29, 2008	Fourteen Weeks Ended Dec. 1, 2007
Operating activities:
Net (loss) income	$(9,596)	$9,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,137	2,713
Stock-based compensation	288	2,270
Postretirement benefit income and deferred compensation	508	377
Deferred income taxes	(1,008)	478
Increase in cash surrender value of life insurance policies	(246)	(170)
Other	19	62
Change in assets and liabilities:
Inventories	27,302	(18,909)
Receivables and prepaid assets	4,704	12,724
Accounts payable and accrued expenses	(5,951)	(5,879)
Income taxes (receivable) payable and unrecognized tax benefits	(4,510)	4,303
Postretirement and deferred compensation benefits	(781)	(344)
Net cash provided by operating activities	12,866	7,587

Investing activities:
Purchases of investments	—	(150,072)
Proceeds from the sale or maturity of investments	3,100	163,375
Purchases of property and equipment	(689)	(1,505)
Other	(712)	(431)
Net cash provided by investing activities	1,699	11,367

Financing activities:
Payments for purchase of common stock	(162)	(17,519)
Payments of cash dividends	(3,489)	(3,546)
Proceeds from issuance of treasury stock	—	58
Net cash used in financing activities	(3,651)	(21,007)

Net increase (decrease) in cash and cash equivalents	10,914	(2,053)

Cash and cash equivalents at beginning of period	17,851	6,889

Cash and cash equivalents at end of period	$28,765	$4,836

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	Thirteen Weeks Ended	Fourteen Weeks Ended	Change
	Nov. 29, 2008	Dec. 1, 2007	Units	%
Class A Gas	165	836	(671)	(80.3)
Class A Diesel	118	363	(245)	(67.5)
Total Class A	283	1,199	(916)	(76.4)
Class B	35	—	35	—
Class C	338	956	(618)	(64.6)
Total deliveries	656	2,155	(1,499)	(69.6)

Winnebago Industries, Inc.

Unaudited Sales Order Backlog and Dealer Inventory

(Units)

	As of		Increase/	%
	Nov. 29, 2008	Dec. 1, 2007	Decrease	Change
Class A Gas	84	449	(365)	(81.3)
Class A Diesel	35	299	(264)	(88.3)
Total Class A	119	748	(629)	(84.1)
Class B	8	—	8	—
Class C	211	1,085	(874)	(80.6)
Total backlog*	338	1,833	(1,495)	(81.6)

Total approximate revenue dollars (in thousands)	$27,648	$161,743	$(134,095)	(82.9)
Dealer inventory	3,269	4,364	(1,095)	(25.1)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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